Exhibit 10.2

BANK OF HAWAII CORPORATION
2004 STOCK AND INCENTIVE COMPENSATION PLAN

2012 RESTRICTED STOCK GRANT AGREEMENT

This Restricted Stock Grant Agreement (“Agreement”) dated January 20, 2012 (“Grant Date”), between Bank of Hawaii Corporation, a Delaware corporation (“Company”), with its registered office at 130 Merchant Street, Honolulu, Hawaii 96813, and the executive of the Company or subsidiary of the Company (“Grantee”) who is specified in the “Notice of 2012 Restricted Stock Grant” (“Notice”) attached hereto.

1.            Grant of Restricted Shares.  Effective as of the Grant Date, the Human Resources and Compensation Committee of the Company’s Board of Directors (“Committee”) has granted to Grantee the number of shares of the Company’s common stock (“Restricted Shares”) as specified in the Notice pursuant to the Bank of Hawaii Corporation 2004 Stock and Incentive Compensation Plan, as amended (“Plan”).  The grant of Restricted Shares evidenced by this Agreement is made subject to the terms and conditions of the Plan and of this Agreement.  In case of conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall control.  Certain terms defined in the Plan are used in this Agreement with the meanings given to them in the Plan.

2.            Restrictions During Period of Restriction.  Restricted Shares shall be subject to forfeiture by Grantee until the “Restriction Period” terminates as to such Restricted Shares and the Restricted Shares shall vest in Grantee (up to the maximum shares granted under this Agreement) in accordance with the terms of the Plan (including, but not limited to, conditions and restrictions imposed pursuant to Section 8.4 of the Plan) and this Agreement.

a.            Restriction Period.  For purposes of this Agreement and with respect to a designated block of Restricted Shares granted under this Agreement, the term “Restriction Period” shall mean the period that commences on the Grant Date and terminates following achievement of the service and financial performance objectives applicable to the block of Restricted Shares as described below.

(1)          Component Conditioned on Service

One-third of the total Restricted Shares granted hereunder shall be subject to the termination of the Restriction Period under this Section 2.a(1) that is conditioned on service and the achievement of positive net income (which one-third block is referred to hereunder as the “Service Shares”) as follows:

(a)          On February 28, 2013, with respect to one-third of the Service Shares provided that (I) Grantee remains an Employee through December 31, 2012, and (II) the Committee shall have certified with respect to the fiscal year ending December 31, 2012, that the Company has achieved positive net income as publicly announced by the Company in its earnings release for that period (“Net Income Performance Objective”).

(b)          On December 31, 2013, with respect to one-third of the Service Shares provided that (I) Grantee remains an Employee through December 31, 2013, and (II) the Net Income Performance Objective is satisfied.

(c)          On December 31, 2014, with respect to one-third of the Service Shares provided that (I) Grantee remains an Employee through December 31, 2014, and (II) the Net Income Performance Objective is satisfied.

(2)          Component Conditioned on First-Tier Performance

One-third of the total Restricted Shares granted hereunder shall be subject to the termination of the Restriction Period under this Section 2.a(2) that is conditioned on service and the achievement of financial performance criteria at no less than the second-tier peer group level (which one-third block is referred to hereunder as the “First-Tier Shares”) as follows:

(a)          On February 28, 2013, with respect to one-third of the First-Tier Shares provided that (I) Grantee remains an Employee through December 31, 2012, and (II) the Committee shall have certified with respect to the fiscal year ending December 31, 2012, that the Company’s “Return on Assets”, or “Return on Equity”, or “Stock Price to Book Ratio v. Peers” falls within the top two quartiles of the 2012 Regional Bank Index or the 2012 U.S. Bank Index that has been designated by the Committee on or before the Grant Date and as the same may be revised from time to time to delete organizations that cease to be publicly-held (“First-Tier Performance Objective”).

For purposes of this Agreement the terms “Return on Assets”, “Return on Equity”, and “Stock Price to Book Ratio vs. Peers” shall mean such terms as determined and reported with respect to the Company for purposes of placement under designated 2012 Regional Bank Index and the 2012 U.S. Bank Index.

(b)          On December 31, 2013, with respect to one-third of the First-Tier Shares provided that (I) Grantee remains an Employee through December 31, 2013, and (II) the First-Tier Performance Objective is satisfied.

(c)          On December 31, 2014, with respect to one-third of the First-Tier Shares provided that (I) Grantee remains an Employee through December 31, 2014, and (II) the First-Tier Performance Objective is satisfied.

(3)          Component Conditioned on Second-Tier Performance

One-third of the total Restricted Shares granted hereunder shall be subject to the termination of the Restriction Period under this Section 2.a(3) that is conditioned on service and the achievement of financial performance criteria at

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the first-tier peer group level (which one-third block is referred to hereunder as the “Second-Tier Shares”) as follows:

(a)          On February 28, 2013, with respect to one-third of the Second-Tier Shares provided that (I) Grantee remains an Employee through December 31, 2012, and (II) the Committee shall have certified with respect to the fiscal year ending December 31, 2012, that the Company’s “Return on Assets”, or “Return on Equity”, or “Stock Price to Book Ratio vs. Peers” falls within the top quartile of the 2012 Regional Bank Index or the 2012 U.S. Bank Index that has been designated by the Committee on or before the Grant Date and as the same may be revised from time to time to delete organizations that cease to be publicly-held (“Second-Tier Performance Objective”).

(b)          On December 31, 2013, with respect to one-third of the Second-Tier Shares provided that (I) Grantee remains an Employee through December 31, 2013, and (II) the Second-Tier Performance Objective is satisfied.

(c)          On December 31, 2014, with respect to one-third of the Second-Tier Shares provided that (I) Grantee remains an Employee through December 31, 2014, and (II) the Second-Tier Performance Objective is satisfied.

b.            Committee Determinations. This Agreement shall be interpreted in a manner consistent with the requirements of the performance-based compensation exception under Code Section 162(m).  The Committee shall endeavor to certify whether the service and financial performance objectives described in Section 2.a of this Agreement have been satisfied on or prior to the scheduled time of vesting as specified in Section 2.a.  In the event that the Committee has not done so, it shall make such determination as soon thereafter as possible and, if the satisfaction of the service and financial performance objectives have been certified, the Restricted Shares subject to vesting shall vest at the time of the making of such certification.

c.            Other Termination of Restriction Period.  The Restriction Period shall terminate and all theretofore unvested and unforfeited Restricted Shares shall vest in Grantee upon the earliest to occur of the following:  (i) the death of Grantee; (ii) the Grantee is no longer an Employee due to “disability” within the meaning of that term under Code Section 409A and the regulations promulgated thereunder; or (iii) the occurrence of a “Change in Control” in accordance with Article 15 of the Plan.

d.            Forfeiture of Unvested Restricted Shares.  Each block of Restricted Shares that remains unvested and unforfeited shall be forfeited and transferred to the Company upon the first to occur of: (i) except as provided in Section 2.c of this Agreement, Grantee’s ceasing to be an Employee for any reason, whether voluntary or involuntary; and (ii) the making of the determination that the financial performance objective applicable to the block of Restricted Shares has not been satisfied for such block under Section 2.a of this Agreement.  Grantee’s employment shall not be treated as

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terminated in the case of a transfer of employment within the Company and its subsidiaries or in the case of sick leave and other approved leaves of absence.

e.            Transfer Restriction.  During the Period of Restriction for a particular Restricted Share, such Restricted Share shall be subject to the restrictions on transferability set forth in Section 8.3 of the Plan.

3.            Issuance of Shares; Registration; Withholding Taxes.  Restricted Shares shall be issued in Grantee’s name, shall bear the restrictive legend specified in Section 8.5 of the Plan (and such other restrictive legends as are required or deemed advisable by the Company under the provisions of any applicable law), and shall be held by the Company until all restrictions lapse or such shares are forfeited as provided herein.  The Restricted Shares as to which the Restriction Period has terminated shall be delivered to Grantee upon such termination.  The Company may postpone the issuance or delivery of the Shares until (a) the completion of registration or other qualification of such Shares or transaction under any state or federal law, rule or regulation, or any listing on any securities exchange, as the Company shall determine to be necessary or desirable; (b) the receipt by the Company of such written representations or other documentation as the Company deems necessary to establish compliance with all applicable laws, rules and regulations, including applicable federal and state securities laws and listing requirements, if any; and (c) the payment to the Company in accordance with Article 17 of the Plan of any amount required by the Company to satisfy any federal, state or other governmental withholding tax requirements related to the issuance or delivery of the Shares.  Grantee shall comply with any and all legal requirements relating to Grantee’s resale or other disposition of any Shares acquired under this Agreement.

4.            Share Adjustments.  The number and kind of Restricted Shares or other property subject to this Agreement shall be subject to adjustment in accordance with Section 4.2 of the Plan.

5.            Rights as Shareholder.  Unless otherwise provided herein, Grantee shall be entitled to all of the rights of a shareholder with respect to the Restricted Shares, including the right to vote such Shares and to received dividends and other distributions (not including share adjustments as described in Section 4 above) payable with respect to such Shares from and after the Grant Date.  Grantee’s rights as a shareholder shall terminate with respect to any Restricted Shares forfeited by Grantee.

6.            Amendment.  This Agreement may be amended by the Committee at any time based on its determination that the amendment is necessary or advisable in light of any addition to, or change in, the Code or regulations issued thereunder or any federal or state securities law or other law or regulation, or the Plan, or based on any discretionary authority of the Committee under the Plan.  Unless necessary or advisable due to a change in law, any amendment to this Agreement which has a material adverse effect on the interest of Grantee under this Agreement shall be adopted only with the consent of Grantee.

7.            Section 83(b) Election.  Grantee shall promptly deliver to the Company a copy of any election filed by Grantee in respect of the Restricted Shares pursuant to Code Section 83(b).

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8.            Notices.  Any notice or other communication made in connection with this Agreement shall be deemed duly given when delivered in person or mailed by certified or registered mail, return receipt requested, to Grantee at Grantee’s address shown on Company records or such other address designated by Grantee by similar notice, or to the Company at its then principal office, to the attention of the Corporate Secretary of the Company.  Furthermore, such notice or other communication shall be deemed duly given when transmitted electronically to Grantee at Grantee’s electronic mail address shown on the Company records or, to the extent that Grantee is an active employee, through the Company’s intranet.

9.            Miscellaneous.  This Agreement and the Plan set forth the final and entire agreement between the parties with respect to the subject matter hereof, which shall be governed by and shall be construed in accordance with the laws of the State of Hawaii, to the extent not governed by federal law.  This Agreement shall bind and benefit Grantee, the heirs, distributees and personal representative of Grantee, and the Company and its successors and assigns.  This Agreement may be signed in counterparts, each of which shall be deemed an original, and said counterparts shall together constitute one and the same instrument.  Capitalized terms not herein defined shall have the meanings prescribed to them under the Plan.

BY ACCEPTING THE RESTRICTED SHARES GRANTED UNDER THIS 2012 RESTRICTED STOCK GRANT AGREEMENT, GRANTEE AGREES TO ALL THE TERMS AND CONDITIONS DESCRIBED IN THIS AGREEMENT AND IN THE PLAN.

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